CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 35 to the Registration Statement No. 333-103199 on Form N-6 of our report dated April 21, 2014 relating to the financial statements and financial highlights of each of the portfolios of Separate Account FP of AXA Equitable Life Insurance Company, and of our report dated March 10, 2014 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears on such Registration Statement. We also consent to the reference to us under the heading “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 25, 2014